LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES        Exhibit 11
                        COMPUTATIONS OF EARNINGS PER SHARE

(Amounts in millions, except
   per share data)
				                               Six Months Ended        Three Months Ended
 				                                  June 30,                  June 30,
				                              ------------------      --------------------
				                                 1995    1994            1995      1994
                                    ------  ------          ------    ------
EARNINGS PER SHARE

Weighted average number of
common shares outstanding            83.5    81.5            83.7      81.6

Dilution from outstanding stock
options-computed using the
"treasury stock" method               1.2     1.3             1.2       1.2
                               	    ------  ------          ------    ------
Weighted average number of
common shares outstanding as
adjusted                             84.7    82.8            84.9      82.8
                              		    ======  ======          ======    ======

Net Earnings                      $  65.9 $  54.2         $  33.0   $  28.2
                             			    ======  ======          ======    ======

Earnings Per Share                $  0.78 $  0.65         $  0.39   $  0.34
                                    ======  ======          ======    ======

All share and per share amounts in this schedule have been adjusted for the stock split discussed in Part I, Item I, Note 5.